Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-168777, 333-212865, and 333-280936 on Form S-8 of Columbus McKinnon Corporation of our report dated May 8, 2026, relating to the financial statements of Kito Crosby Limited appearing in this Current Report on Form 8-K dated June 8, 2026.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
June 8, 2026